Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Kolibri Global Energy Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Kolibri Global Energy Inc. Stock Option Plan (TSX)	Equity	Common shares, no par value	Rule 457(c) and Rule 457(h)	3,028,175	(2)	$3.475	(4)	$10,522,908.13	$147.60 per $1,000,000	$1,553.18
Kolibri Global Energy Inc. Restricted Share Unit Plan	Equity	Common shares, no par value	Rule 457(c) and Rule 457(h)	534,384	(3)	$3.475	(4)	$1,856,984.40	$147.60 per $1,000,000	$274.09

Total Offering Amounts								$12,379,892.53		$1,827.27
Total Fee Offsets (5)										$-
Net Fee Due										$1,827.27

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), we are also registering an indeterminable number of common shares, no par value, that become issuable with respect to the securities identified in the above table under the Kolibri Global Energy Inc. Stock Option Plan (TSX) (the “Plan”) and the Kolibri Global Energy Inc. Restricted Share Unit Plan (the “RSU Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding common shares.

(2)	Represents 1,874,251 common shares reserved for issuance pursuant to future awards under the Plan and 1,153,924 common shares issuable pursuant to stock options outstanding under the Plan.

(3)	Represents 270,809 common shares reserved for issuance pursuant to future awards under the RSU Plan and 263,575 common shares reserved for issuance pursuant to RSUs outstanding under the RSU Plan.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low prices per common share as reported by The Nasdaq Capital Market on May 29, 2024.

(5)	The Registrant does not have any fee offsets.